CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders
Evergreen Equity Trust

We consent to the use of our reports dated November 12, 2004 for Evergreen Aggressive Growth Fund, Evergreen Fund, Evergreen Growth Fund, Evergreen Large Cap Equity Fund (formerly Evergreen Stock Selector Fund), Evergreen Large Company Growth, Evergreen Masters Fund,   Evergreen Mid Cap Growth Fund (formerly Evergreen Emerging Growth Fund, and Evergreen Omega Fund, each a series of the Evergreen Equity Trust, incorporated herein by reference and to the reference to our firm under the caption “FINANCIAL HIGHLIGHTS” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                                        /s/ KPMG LLP

Boston, Massachusetts

January 28, 2005